Ceres Announces Fiscal Third Quarter 2014 Financial Results

−	Yield gains continue across sorghum product lines
−	High biomass sorghum types met or exceeded target yield range
−	Sweet sorghum yields up more than 35% on average
−	Brazilian subsidiary selected for PAISS Agricola program

THOUSAND OAKS, Calif. – July 10, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today financial results for the three months ended May 31, 2014 and provided an update on its business.

Ceres reported that the company and its customers have made continued progress in product performance this growing season in Brazil, which concluded in June, despite dry and hot conditions that affected the company’s sorghum evaluation areas for part of the growing season. Yields of several of its sweet and high biomass sorghum products met or exceeded expectations in multiple regions in South Central Brazil.

Richard Hamilton, President and Chief Executive Officer of Ceres, said that the company achieved a number of key milestones in Brazil. “This season we significantly improved execution in the field and demonstrated higher yields with our products. Moving forward, we believe we can use the success of this season to build greater confidence in the crop and generate additional momentum behind our ongoing commercialization activities,” said Hamilton.

André Franco, General Manager of Ceres’ Brazilian operations, said that the company is extending its commercial outreach in the coming season to other agri-industrial companies that use biomass as a source of electricity, heat or steam. “These companies are particularly interested in taking advantage of the current spike in electricity prices in Brazil through the generation of more biopower,” said Franco. “With shortages of sugarcane bagasse expected to continue next season, customers are interested in our high biomass sorghum as an alternative feedstock for combustion.”

In addition to the results of its field trials, the company announced that its subsidiary Ceres Sementes do Brazil Ltda. has been selected by the Brazilian government to receive a combination of low-interest loans and a non-repayable grant over the next four years to fund product development in sorghum and sugarcane. The funding is offered under the Brazilian government’s PAISS Agricola program. Under the program, Ceres is eligible for a multi-year, multi-million dollar credit facility at a government-subsidized interest rate as well as a multi-million dollar non-repayable grant. Receipt of the loan will be subject to guarantees to be provided by or obtained by Ceres as well as customary diligence, documentation and closing conditions. The company expects to receive full program terms in mid-July.

Ceres Chief Financial Officer Paul Kuc reported that expenses for the quarter continued to benefit from cost-saving measures initiated in the first fiscal quarter. “We expect these cost savings measures to reach up to approximately $8 million for the next fiscal year, not including the potential impact of the PAISS grant and loan on our outlays for Brazil,” said Kuc.

Recent Business Highlights

•	In customer evaluations, several of Ceres’ high biomass sorghum hybrids under development for Brazil’s biopower market achieved average yields in multiple regions that the company believes meet or exceed minimum yields levels needed for commercialization. Top yields exceeded 35 metric tons per hectare, as measured at 50% moisture content.

•	Ethanol yields from Ceres’ sweet sorghum products were more than 35% higher on average than the previous season, according to company calculations. At 40 customer evaluation sites, calculated ethanol yields per hectare ranged from approximately 950 to 4,200 liters per hectare, with regional averages by product ranging from 1,300 to 3,250 liters per hectare. Twenty-eight customer locations achieved ethanol yields above 2,500 liters with one or more products. Variations in yields were primarily due to differences in growing conditions during the season, as well as anticipated variation in the adaptation range and performance of individual hybrids under evaluation. Results from smaller scale evaluations may not be indicative of biomass and ethanol yields that can be achieved in full scale commercial plantings, which are affected by greater variability in weather, soil and other growing conditions.

•	In breeding and product development trials, where plantings are irrigated and managed more closely than commercial fields, ethanol yields from Ceres’ later-stage sweet sorghum product candidates exceeded 5,300 liters of ethanol per hectare, according to company calculations. Other experimental hybrids earlier in the company’s product development pipeline demonstrated yields exceeding 6,000 liters of ethanol per hectare. In addition, experimental high biomass sorghum hybrids achieved yields well over 50 metric tons of biomass per hectare, measured at 50% moisture content. Further testing will be required to confirm these research results, and lower yields are expected as hybrids are advanced to larger-sized plantings, which are affected by greater variability.

•	Based on this season’s positive results, Ceres is advancing several sweet and high biomass sorghum products for larger scale customer evaluations next season. The company will also advance new hybrids in its product development pipeline for continued mill evaluations. Ceres indicated that at least one more growing season will be required to fully demonstrate economically attractive yields in Brazil.

•	Field evaluations of Ceres’ biotech traits in corn were planted in May in China, with results expected by the end of this year. These trials include plants with various combinations, or stacks, of genes that appear to work synergistically to amplify their benefits.

•	This month, Ceres announced that Bayer CropScience became the second life sciences company to license the company’s Persephone genome viewer software. Ceres currently offers Persephone as an enterprise-grade client-server installation and is currently developing a Software as a Service (SaaS) model for individual researchers.

•	In June, the company announced that it had initiated field evaluations of a number of its leading biotech traits in sugarcane.

Financial Results

Total revenues decreased by $0.5 million to $0.8 million for the quarter ended May 31, 2014 compared to the quarter ended May 31, 2013. Collaborative research and government grant revenue decreased by $0.3 million. Product sales decreased by $0.2 million, primarily due to reduced biomass sales, which resulted from changes and reductions in the company’s sales incentive and promotional programs for the 2013-2014 sorghum growing season in Brazil.

Cost of product sales decreased by $1.6 million to $0.6 million for the three months ended May 31, 2014 compared to the same period in the prior year. The decrease was primarily due to reduced expenses of $1.0 million resulting from changes and reductions in the company’s sales incentive and promotional programs for the 2013-2014 sorghum growing season in Brazil and reduced expenses of $0.6 million related to obsolete seed inventory.

Research and development expenses decreased by $0.5 million to $3.6 million for the three months ended May 31, 2014 compared to the same period in the prior year primarily due to reduced external research and development expenses in the United States.

Selling, general and administrative expenses decreased by $0.6 million to $3.9 million for the three months ended May 31, 2014 compared to the same period in the prior year. In the U.S. personnel and related expenses and professional fees decreased by $0.5 million. In Brazil, personal and related expenses decreased by $0.1 million.

For the quarter ended May 31, 2014, Ceres reported a net loss of $7.7 million, or $0.17 per share, compared to a net loss of $9.3 million, or $0.38 per share, for the quarter ended May 31, 2013.

At May 31, 2014, cash and cash equivalents and marketable securities totaled $32.5 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EDT (1:30 p.m. PDT) today to discuss its fiscal third quarter results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 59904089. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand. The company also licenses its technology and biotech traits to other organizations. Persephone is a trademark of Ceres, Inc.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013

Revenues:
Product sales	$163	$389	$229	$462
Collaborative research and government grants	643	966	1,835	3,884
Total revenues	806	1,355	2,064	4,346
Cost and operating expenses:
Cost of product sales	575	2,134	2,440	5,114
Research and development	3,595	4,074	11,579	12,784
Selling, general and administrative	3,887	4,464	10,732	11,700
Other	464	-	464	-
Total cost and operating expenses	8,521	10,672	25,215	29,598
Loss from operations	(7,715)	(9,317)	(23,151)	(25,252)
Interest expense	(25)	(34)	(44)	(35)
Interest income	13	28	39	106
Loss before income taxes	(7,727)	(9,323)	(23,156)	(25,181)
Income tax expense	-	-	(1)	(1)
Net loss	$(7,727)	$(9,323)	$(23,157)	$(25,182)
Basic and diluted net loss per share	$(0.17)	$(0.38)	$(0.72)	$(1.02)
Weighted average outstanding common shares used for net loss per share:
Basic and diluted	45,955,818	24,801,705	32,165,265	24,765,664

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

(Unaudited)

	May 31,	August 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$5,890	$8,881
Marketable securities	24,393	21,630
Prepaid expenses	917	791
Accounts receivable	460	957
Inventories	-	20
Assets held for sale, net	688	-
Other current assets	119	157
Total current assets	32,467	32,436
Property and equipment, net	2,966	4,633
Marketable securities	2,247	-
Other assets	98	109
Total assets	$37,778	$37,178

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,943	$3,825
Other current liabilities	141	18
Current portion of long-term debt	92	154
Total current liabilities	4,176	3,997
Other non-current liabilities	79	93
Long-term debt, net of current portion	31	82
Total liabilities	4,286	4,172
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 48,204,635 shares issued and outstanding at May 31, 2014; 490,000,000 shares authorized; 24,897,199 shares issued and outstanding at August 31, 2013	331,841	308,286
Accumulated other comprehensive loss	(608)	(696)
Accumulated deficit	(297,741)	(274,584)
Total stockholders’ equity	33,492	33,006
Total liabilities and stockholders’ equity	$37,778	$37,178

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net